Exhibit 99.1
Onshore China Oil Agreement Signed by Pacific Asia Petroleum, Inc

FOR RELEASE: TUESDAY,  SEPTEMBER 30, 2008; 9:00AM Eastern Time

Hartsdale, New York, September 30, Pacific Asia Petroleum, Inc. (PFAP.OB), a U.S.  publicly traded company announced today that it has entered into an Agreement on Cooperation with Well Lead Group Limited relating to the possible acquisition of a participating interest in two onshore producing areas in the People’s Republic of China.

Pursuant to the Agreement on Cooperation, Pacific Asia Petroleum, Inc (“Pacific Asia”) and Well Lead Group Limited (“Well Lead”) agree to use commercially reasonable efforts to finalize and enter into a final Sale and Purchase Agreement (before the end of November, 2008) with respect to the purchase by Pacific Asia of up to a 39% interest (“Interest”) held by Well Lead in Northeast Oil (China) Development Ltd.’s 95% interest in the currently producing oilfield blocks Fu710 and Meilisi723 located in the Fulaerjiqu Oilfield in Qiqihar City, the Heilongjiang Province in the People’s Republic of China.

Commenting on the Agreement, Frank C. Ingriselli, President & CEO of Pacific Asia said: “We are excited about this opportunity to implement Pacific Asia’s plans to expand on our onshore oil production opportunities in China. The current partners have drilled over 20 wells in the fields with steadily increasing production. We believe that our Pacific Asia operational team will complement our partners by bringing their experiences and technical recommendations on how to maximize economic production. While we still need to complete our due diligence, we believe that this opportunity has the potential to jump-start our strategy of adding currently producing fields to our portfolio.”

According to current plans, the parties intend to continue to drill production wells over the next few years in order to maximize commercial production from the blocks. The two blocks have a total area of approximately 34 square kilometers. The estimated oil reserves in the field have been certified by the Chinese government; production licenses have been issued and an independent report has been publicly published with a present value of approximately US $230 million for the 51% owner. The oil sharing contract covering these areas has a term that expires in May 2027.

About Pacific Asia Petroleum, Inc.
Pacific Asia Petroleum, Inc. is engaged in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally-friendly natural gas ventures, in China.  The company’s executive offices are located in Hartsdale, New York, and the company also has offices located in Beijing, China and California.

Media Contact:
Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
(914) 472-6070
www.papetroleum.com

Investor Relations Contact:
Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pacific Asia Petroleum, Inc. and its management are forward-looking statements. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.